Exhibit 99.2.6

GLOBAL NON-QUALIFIED Share OPTION AGREEMENT
FOR EMPLOYEES
UNDER BEONE MEDICINES LTD.
2016 SHARE OPTION AND INCENTIVE PLAN

Name of Optionee:

No. of Option Shares:	Ordinary Shares (as defined below)

Option Exercise Price per Share:	$
[Must be the higher of (a) 1/13 of the closing price of the Company’s ADSs as quoted on the NASDAQ on the date of grant, and (b) 1/13 of the average closing price of the Company’s ADSs quoted on the NASDAQ for the five trading days immediately preceding date of grant]

Grant Date:

Expiration Date:

[No more than 10 years]

Pursuant to the BeOne Medicines Ltd. 2016 Share Option and Incentive Plan as amended through the Grant Date (the “Plan”), and this Global Share Option Award Agreement for Employees, including any additional terms and conditions for the Optionee’s country set forth in the appendix attached hereto (the “Appendix,” and together with the Global Share Option Award Agreement, the “Agreement”), BeOne Medicines Ltd., a corporation incorporated under the laws of Switzerland (the “Company”), hereby grants to the Optionee named above an option (the “Share Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of ordinary registered shares of the Company, par value US$0.0001 per share (the “Ordinary Shares”), at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan. The Ordinary Shares may be represented by American Depositary Shares (“ADSs”), and each ADS represents 13 Ordinary Shares. References herein to the issuance of Ordinary Shares shall also refer to the issuance of ADSs, on the same basis of one ADS for every 13 Ordinary Shares. The Option Exercise Price per ADS shall equal the Option Exercise Price per Share multiplied by 13. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless defined differently herein.

1.            Exercisability Schedule. No portion of this Share Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Administrator (as described in Section 2 of the Plan) to accelerate the following exercisability schedule, this Share Option shall be exercisable with respect to the following number of Option Shares on the dates indicated so long as the Optionee has served continuously as an employee or Consultant of the Company or a Subsidiary on such dates:

Incremental Number of Option Shares Exercisable	Exercisability Date
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________

In determining the number of vested Option Shares at the time of any exercise, the number of Option Shares shall be rounded down to the nearest whole ADS or the nearest increment of 13 Ordinary Shares.

Once exercisable, this Share Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.

2.            Manner of Exercise.

(a)            The Optionee may exercise this Share Option only in the following manner: from time to time on or prior to the Expiration Date of this Share Option, the Optionee may give written notice to the Administrator of Optionee’s election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

Payment of the aggregate Option Exercise Price per Share may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of Ordinary Shares that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the aggregate Option Exercise Price per Share, provided that in the event the Optionee chooses to pay the aggregate Option Exercise Price per Share as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) if permitted by the Administrator, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issuable upon exercise by the largest whole number of Ordinary Shares with a Fair Market Value that does not exceed the aggregate Option Exercise Price per Share; or (v) a combination of (i), (ii), (iii) and (iv) above. Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the aggregate Option Exercise Price per Share, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of law, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Ordinary Shares to be purchased pursuant to the exercise of Share Options under the Plan and any subsequent resale of the Ordinary Shares will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the aggregate Option Exercise Price per Share by previously-owned Ordinary Shares through the attestation method, the number of Ordinary Shares transferred to the Optionee upon the exercise of the Share Option shall be net of the Ordinary Shares attested to.

(b)            The Ordinary Shares purchased upon exercise of this Share Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to this Share Option unless and until this Share Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the Ordinary Shares to the Optionee, and the Optionee’s name shall have been entered as the shareholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Ordinary Shares.

(c)            The minimum number of Ordinary Shares with respect to which this Share Option may be exercised at any one time shall be 104 Ordinary Shares and shall be exercised in increments of 13 Ordinary Shares, unless the number of Ordinary Shares with respect to which this Share Option is being exercised is the total number of Ordinary Shares subject to exercise under this Share Option at the time.

(d)            Notwithstanding any other provision hereof or of the Plan, no portion of this Share Option shall be exercisable after the Expiration Date.

3.            Termination of Employment.

(a)            If the Optionee’s employment by the Company or a Subsidiary is terminated, the period within which to exercise the Share Option may be subject to earlier termination as set forth below. For the avoidance of doubt, if the Optionee ceases to be an employee prior to any scheduled Exercisability Date, the Optionee will not earn or be entitled to any pro-rated vesting for any portion of time before the respective Exercisability Date during which the Optionee was an employee, nor will the Optionee be entitled to any compensation for lost vesting. However, a change in the Optionee’s status from employee to Consultant will not be deemed a termination of employment for purposes of the Share Options.

(b)            For purposes of this Share Option, the Optionee’s employment shall be considered terminated as of the date the Optionee is no longer actively employed by the Company or any of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any) and such date will not be extended by any notice period (e.g., the date would not be delayed by any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any). The Administrator shall have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of the Share Option (including whether the Optionee may still be considered to be employed while on a leave of absence).

(c)            Termination Due to Death. If the Optionee’s employment terminates by reason of the Optionee’s death, any unvested portion of this Share Option outstanding on such date shall become immediately vested and all vested Share Options may be exercised by the Optionee’s legal representative or legatee for a period of 12 months after the date of death or until the Expiration Date, if earlier.

(d)            Termination Due to Disability. If the Optionee’s employment terminates by reason of the Optionee’s Disability, any unvested portion of this Share Option outstanding on such date shall become immediately vested and all vested Share Options may be exercised by the Optionee for a period of 12 months after the date of Disability or until the Expiration Date, if earlier. For purposes of this Agreement, “Disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.

(e)            Termination for Cause. If the Optionee’s employment terminates for Cause, any portion of this Share Option outstanding on such date shall terminate immediately and be of no further force and effect. For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment agreement between the Company and the Optionee, a determination by the Administrator that the Optionee shall be dismissed as a result of (i) any material breach by the Optionee of any agreement between the Optionee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the Optionee to a felony (or crime of similar magnitude under non-U.S. laws) or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of Disability) by the Optionee of the Optionee’s duties to the Company.

(f)            Other Termination. If the Optionee’s employment terminates for any reason other than the Optionee’s death, the Optionee’s Disability or Cause, and unless otherwise determined by the Administrator, any portion of this Share Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months after the date of termination or until the Expiration Date, if earlier. Any portion of this Share Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.

(g)            Notwithstanding any provision to the contrary in this Agreement, with respect to an Optionee who is a member of the Company's executive management team (as such term is used in the Company's Organizational Regulations, as in effect from time to time) (such Optionee, an “Executive Management Team Member”), the terms of vesting and exercisability of Share Options, including, but not limited to, whether vesting is accelerated and the period during which Share Option remain exercisable following the termination of such Optionee’s individual employment agreement, shall be governed exclusively by the terms of such Optionee’s individual employment agreement. In the event of any conflict between this Agreement and such Optionee’s individual employment agreement regarding the termination of employment, the terms of such Optionee’s individual employment agreement shall exclusively control. For the avoidance of doubt, the terms “Death,” “Disability,” and “Cause,” as defined in Paragraph 3(c), (d), and (e), or any other reason as a result of which an Optionee’s individual employment agreement terminates, shall not apply to an Optionee who is an Executive Management Team Member; the terms of such Optionee’s individual employment agreement shall apply exclusively.

The Administrator’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and Optionee’s representatives or legatees.

4.            Incorporation of Plan. Notwithstanding anything herein to the contrary, this Share Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.

5.            Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Share Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6.            Responsibility for Taxes. The Optionee acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary employing the Optionee (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan and legally applicable or deemed legally applicable to the Optionee (“Tax-Related Items”) is and remains the Optionee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Share Option, including, but not limited to, the grant, vesting or exercise of this Share Option, the subsequent sale of Ordinary Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Share Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee is subject to Tax-Related Items in more than one jurisdiction, the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(a)            In connection with any relevant taxable or tax withholding event, as applicable, the Optionee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company (or its designated agent) to satisfy any applicable withholding obligations with regard to all Tax-Related Items by withholding from the proceeds of the sale of Ordinary Shares acquired upon exercise of this Share Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization without further consent).

(b)            Alternatively, the Company and/or the Employer, or their respective agents, at their discretion, are authorized to satisfy any applicable withholding obligations with regard to all Tax-Related Items by (i) withholding from the Optionee’s salary, wages or other cash compensation payable to the Optionee by the Company, the Employer and/or any other Subsidiary; or (ii) withholding from Ordinary Shares to be issued to the Optionee upon exercise of this Share Option; or (iii) any other method of withholding determined by the Company and permitted by applicable law.

(c)            Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Optionee’s jurisdiction(s). In the event of over-withholding, the Optionee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Ordinary Shares), or if not refunded, the Optionee may seek a refund from local tax authorities. In the event of under-withholding, the Optionee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding from Ordinary Shares, for tax purposes, the Optionee will be deemed to have been issued the full number of Ordinary Shares subject to this Share Option, notwithstanding that a number of the Ordinary Shares is held back solely for the purpose of paying the Tax-Related Items.

(d)            While this Agreement is in effect, the Optionee agrees (i) not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Agreement (including, without limitation, with respect to any securities convertible or exchangeable into Ordinary Shares) and (ii) not to attempt to exercise any influence over how, when or whether to effect the withholding and sale of Ordinary Shares pursuant to this Paragraph 6. The Optionee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Ordinary Shares, or the proceeds of the sale of Ordinary Shares, if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.

7.            No Obligation to Continue Employment or Other Service. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee in employment or other service and neither the Plan nor this Agreement shall interfere in any way with the right of the Employer to terminate the employment of the Optionee at any time.

8.            Integration. This Agreement constitutes the entire agreement between the parties with respect to this Share Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

9.            Nature of Grant. By accepting the Award, the Optionee acknowledges, understands and agrees that:

(a)            the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)            the Plan is operated and this Share Option is granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights the Optionee may have under this Agreement may be raised only against the Company but not any Subsidiary (including, but not limited to, the Employer);

(c)            no Subsidiary (including, but not limited to, the Employer) has any obligation to make any payment of any kind to the Optionee under this Agreement;

(d)            the grant of this Share Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Share Options, or benefits in lieu of Share Options, even if Options have been granted in the past;

(e)            all decisions with respect to future share options or other grants, if any, will be at the sole discretion of the Company;

(f)            the Optionee is voluntarily participating in the Plan;

(g)            the grant of this Share Option does not establish an employment or other service relationship between the Optionee and the Company;

(h)            this Share Option and any Ordinary Shares subject to this Share Option, and the income from and value of same, are not intended to replace any pension rights or compensation;

(i)             unless otherwise agreed with the Company, this Share Option and the Ordinary Shares subject to this Share Option, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Optionee may provide as a director of a Subsidiary;

(j)             this Share Option and any Ordinary Shares subject to this Share Option, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(k)            the future value of the Ordinary Shares underlying this Share Option is unknown, indeterminable, and cannot be predicted with certainty;

(l)             no claim or entitlement to compensation or damages shall arise from forfeiture of this Share Option resulting from the termination of the Optionee’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any) and/or the application of any recoupment, recovery, or clawback policy otherwise required by applicable laws;

(m)           unless otherwise provided in the Plan or by the Company in its discretion, this Share Option and the benefits evidenced by this Agreement do not create any entitlement to have this Share Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Ordinary Shares; and

(n)            neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of this Share Option or of any amounts due to the Optionee pursuant to the exercise of this Share Option or the subsequent sale of any Ordinary Shares acquired upon exercise.

10.          Appendix. Notwithstanding any provision of this Global Share Option Award Agreement for Employees, if the Optionee resides in a country outside the United States or is otherwise subject to the laws of a country other than the United States, this Share Option shall be subject to the additional terms and conditions set forth in the Appendix for the Optionee’s country, if any. Moreover, if the Optionee relocates to one of the countries included in the Appendix during the term of this Share Option, the additional terms and conditions for such country shall apply to the Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix forms part of this Agreement.

11.          Language. The Optionee acknowledges that he or she is sufficiently proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Optionee to understand the terms of this Agreement. If the Optionee has received this Agreement, or any other documents related to this Share Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.

12.          Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

13.          Waiver. The Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee or any other Optionee.

14.          Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of Switzerland, applied without regard to conflict of law principles.

15.          Venue. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts at the registered office of the Company, and no other courts, where this grant is made and/or to be performed, and no other courts.

16.          Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.          Imposition of Other Requirements. The Company reserves the right to impose other requirements on this Share Option and the Ordinary Shares acquired upon exercise of this Share Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.          Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company, or any third party designated by the Company.

19.          Insider Trading Restrictions / Market Abuse Laws. By accepting this Share Option, the Optionee acknowledges that he or she is bound by all the terms and conditions of any Company insider trading policy as may be in effect from time to time. The Optionee further acknowledges that the Optionee may be or may become subject to insider trading restrictions and/or market abuse laws which may affect the Optionee’s ability to accept, acquire, sell or otherwise dispose of Ordinary Shares, rights to Ordinary Shares (e.g., Share Option) or rights linked to the value of Ordinary Shares during such times as the Optionee is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Optionee placed before the Optionee possessed inside information. Furthermore, the Optionee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any Company’s insider trading policy as may be in effect from time to time. It is the Optionee’s responsibility to comply with any applicable restrictions, and the Optionee should speak to his or her personal advisor on this matter.

20.          Foreign Asset/Account, Exchange Control and Tax Reporting. The Optionee may be subject to foreign asset/account, exchange control, tax reporting or other requirements which may affect the Optionee’s ability acquire or hold Share Options or Ordinary Shares under the Plan or cash received from participating in the Plan (including dividends and the proceeds arising from the sale of Ordinary Shares) in a brokerage/bank account outside the Optionee’s country. The applicable laws of the Optionee’s country may require that he or she report such Share Options, Ordinary Shares, accounts, assets or transactions to the applicable authorities in such country and/or repatriate funds received in connection with the Plan to the Optionee’s country within a certain time period or according to certain procedures. The Optionee is responsible for ensuring compliance with any applicable requirements and should consult his or her personal legal advisor to ensure compliance with applicable laws.

BEONE MEDICINES LTD.

By:
Name:
Title:

The undersigned hereby agrees to the terms and conditions of the Agreement. Electronic agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Date:
Optionee’s signature

Name:

Optionee’s address:

[Signature Page to Global Non-Qualified Share Option Agreement for Employees

under the 2016 Share Option and Incentive Plan]

appendix

GLOBAL SHARE OPTION AWARD AGREEMENT
FOR EMPLOYEES
UNDER BEONE MEDICINES Ltd.
2016 Share OPTION AND INCENTIVE PLAN

Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan and/or the Global Share Option Award Agreement for Employees (the “Agreement”).

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Share Options if the Optionee works and/or resides in one of the countries listed below. If the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working and/or residing (or is considered as such for local law purposes), or the Optionee transfers employment and/or residency to a different country after the Share Options are granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will apply to the Optionee.

Notifications

This Appendix also includes information regarding certain other issues of which the Optionee should be aware with respect to the Optionee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time the Optionee exercises the Share Options or sells any Ordinary Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation. As a result, the Company is not in a position to assure the Optionee of any particular result. Accordingly, the Optionee is strongly advised to seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to the Optionee’s individual situation.

If the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working and/or residing (or is considered as such for local law purposes), or if the Optionee transfers employment and/or residency to a different country after the Share Option is granted, the notifications contained in this Appendix may not be applicable to the Optionee in the same manner.

DATA PRIVACY PROVISIONS FOR ALL EMPLOYEES

(a)            Data Collection, Processing and Usage. The Company collects, processes, and uses certain personally-identifiable information about the Optionee; specifically, including the Optionee’s name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any Ordinary Shares or directorships held in the Company, and details of all Share Options or any other equity awards granted, canceled, exercised, vested, or outstanding in the Optionee’s favor (“Data”), which the Company receives from the Optionee or the Employer. In granting the Share Options under the Plan, the Company will collect the Optionee’s Data for purposes of allocating Ordinary Shares and implementing, administering and managing the Plan. The Company collects, processes and uses the Optionee’s Data pursuant to the Company’s legitimate interest of managing the Plan and generally administering employee equity awards and to satisfy its contractual obligations under the terms of the Agreement.

(b)            Stock Plan Administration Service Provider. The Company transfers Data to Morgan Stanley Smith Barney, LLC and certain of its affiliates (“MSSB”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Optionee’s Data with another company that serves in a similar manner. MSSB will open an account for the Optionee to receive and trade Ordinary Shares acquired under the Plan. The Optionee will be asked to agree on separate terms and data processing practices with MSSB, which is a condition to the Optionee’s ability to participate in the Plan.

(c)            International Data Transfers. The Company is incorporated under the laws of Switzerland and operates globally through various Subsidiaries. MSSB is based in the United States. The Company can only meet its contractual obligations to the Optionee if the Optionee’s Data is transferred to the Company and MSSB. The Company’s legal basis for the transfer of the Optionee’s Data is to satisfy its contractual obligations under the terms of the Agreement and/or its use of the standard data protection clauses adopted by the EU Commission.

(d)            Data Retention. The Company will use the Optionee’s Data only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan or as required to comply with applicable laws, exercise or defense of legal rights, and archiving, back-up and deletion processes. This means the Company may retain the Optionee’s Data after the Optionee’s employment relationship has terminated. When the Company no longer needs the Optionee’s Data, the Company will remove it from its systems to the fullest extent practicable. If the Company keeps the Optionee’s Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e)            Data Subject Rights. The Optionee may have a number of rights under data privacy laws in the Optionee’s country of residence. For example, the Optionee’s rights may include the right to (i) request access or copies of Data the Company processes, (ii) request rectification of incorrect Data, (iii) request deletion of Data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Optionee’s country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Optionee’s Data. To receive clarification regarding the Optionee’s rights or to exercise the Optionee’s rights, the Optionee should contact the Company’s local human resources department.

ARGENTINA

Notifications

Securities Law Information. The Ordinary Shares are not publicly offered or listed on any stock exchange in Argentina and, as a result, have not been and will not be registered with the Argentine Securities Commission (Comisión Nacional de Valores). The offer is private and not subject to prospectus requirement in Argentina.

Exchange Control Information. Depending upon the method of exercise chosen for the Share Options, the Optionee may be subject to restrictions with respect to the purchase and/or remittance of U.S. dollars pursuant to Argentine currency exchange regulations. The Company reserves the right to restrict the methods of exercise if required under Argentine laws.

Exchange control regulations in Argentina are subject to frequent change. The Optionee is solely responsible for complying with any applicable exchange control rules and should consult with his or her personal legal advisor prior to exercising the Share Options, remitting proceeds from the sale of Ordinary Shares or cash dividends paid on such Ordinary Shares.

AUSTRALIA

Notifications

Tax Information. Subdivision 83A-C of the Income Tax Assessment Act, 1997 applies to the Share Options granted under the Plan, such that the Share Options are intended to be subject to deferred taxation.

Securities Law Information. If the Optionee acquires Ordinary Shares at exercise of the Share Options and offers the Ordinary Shares for sale to a person or entity resident in Australia, the Optionee’s offer may be subject to disclosure requirements under Australian law. The Optionee should obtain legal advice on his or her disclosure obligations prior to making any such offer.

Exchange Control Information. If the Optionee is an Australian resident, exchange control reporting is required for cash transactions exceeding a certain threshold and international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Optionee’s behalf. If there is no Australian bank involved with the transfer, the Optionee will be required to file the report.

AUSTRIA

Notifications

Exchange Control Information. If the Optionee holds securities (including Ordinary Shares acquired under the Plan) or cash (including proceeds from the sale of Ordinary Shares) outside Austria, the Optionee may be subject to reporting obligations to the Austrian National Bank. If the value of the Ordinary Shares meets or exceeds a certain threshold, the Optionee must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. Where the cash amounts held outside of Austria meet or exceed a certain threshold, monthly reporting obligations apply as explained in the next paragraph.

If the Optionee sells Ordinary Shares, or receives any cash dividends, the Optionee may have exchange control obligations if the Optionee holds the cash proceeds outside Austria. If the transaction volume of all the Optionee’s accounts abroad meets or exceeds a certain threshold, the Optionee must report to the Austrian National Bank the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the 15th day of the following month, on the prescribed forms.

BELGIUM

There are no country-specific provisions.

BRAZIL

Terms and Conditions

Compliance with Law. By accepting the Share Option, the Optionee acknowledges and agrees to comply with applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the exercise of the Share Option, the receipt of any dividends, and the sale of the Ordinary Shares acquired under the Plan.

Labor Law Acknowledgment. By accepting and/or exercising the Share Option, the Optionee agrees that the Optionee is (i) making an investment decision, and (ii) the value of the underlying Ordinary Shares is not fixed and may increase or decrease without compensation.

Notifications

Exchange Control Information. If the Optionee is a Brazilian resident, the Optionee must submit an annual or quarterly declaration of assets and rights held outside Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than a certain threshold. Quarterly reporting is required if such amount exceeds a certain threshold. Assets and rights that must be reported include Ordinary Shares the Optionee acquires under the Plan and the proceeds realized from the sale of such Ordinary Shares or the receipt of any dividends and may include Share Options granted under the Plan.

CANADA

Terms and Conditions

Non-Qualified Securities. All or a portion of the Ordinary Shares subject to the Share Option may be “non-qualified securities” within the meaning of the Income Tax Act (Canada). The Company shall provide the Optionee with additional information and/or appropriate notification regarding the characterization of the Share Option for Canadian income tax purposes as may be required by the Income Tax Act (Canada) and the regulations thereunder.

Manner of Exercise. Notwithstanding Paragraph 2(a) of the Agreement, the Optionee will not be permitted to pay the Option Exercise Price by methods (ii) or (iv) set forth in Paragraph 2(a) of the Agreement.

No Obligation to Make Payment. This provision replaces Paragraph 9(c) of the Agreement:

Except as explicitly and minimally required under applicable legislation, no Subsidiary (including, but not limited to, the Employer) has any obligation to make any payment of any kind to the Optionee under this Agreement;

Exclusion from Compensation or Salary. This provision replaces Paragraph 9(j) of the Agreement:

Except as explicitly and minimally required under applicable legislation, the Share Option and any Ordinary Shares subject to this Share Option, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

No Compensation for Forfeiture. This provision replaces Paragraph 9(l) of the Agreement:

Except as explicitly and minimally required under applicable legislation, no claim or entitlement to compensation or damages shall arise from forfeiture of this Share Option resulting from the termination of the Optionee’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any) and/or the application of any recoupment, recovery, or clawback policy otherwise required by applicable laws;

Termination of Employment. The following provision replaces Paragraph 3(b) of the Agreement:

For purposes of this Share Option, the Optionee’s employment shall be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any), and the Optionee’s right (if any) to earn, seek damages in lieu of, vest in, exercise, or otherwise benefit from any portion of this Share Option pursuant to this Agreement will be measured by, the date the Optionee is no longer actually providing services to the Company or one of its Subsidiaries (the “Termination Date”).

Unless explicitly required by applicable legislation, the Termination Date shall exclude and shall not be extended by any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, contract, common/civil law or otherwise. For greater certainty, the Optionee will not earn or be entitled to any pro-rated vesting or extended exercisability for that portion of time before the Termination Date, nor will the Optionee be entitled to any compensation for lost vesting or exercisability.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting or exercisability during a statutory notice period, the Optionee’s right to vest in, exercise, or otherwise benefit from this Share Option, if any, will terminate effective upon the expiry of the minimum statutory notice period, but the Optionee will not earn or be entitled to pro-rated vesting or exercisability if the vesting date or exercisability period falls after the end of the statutory notice period, nor will the Optionee be entitled to any compensation for lost vesting or exercisability. For further clarity, any reference to a termination of the Optionee’s employment or other service relationship or a date of termination under this Agreement or the Plan will be interpreted to mean the Termination Date.

The following provisions apply if the Optionee is a resident of Quebec:

Language Consent. Upon request, a French translation of the Plan and the Agreement will be made available to the Optionee as soon as reasonably practicable. The Optionee understands that, from time to time, additional information related to the Plan might be provided in English and such information may not be immediately available in French. However, upon request, the Company will translate into French documents related to the Plan as soon as reasonably practicable.

Consentement Langue. Sur demande, une traduction française du Plan et de l'Accord sera mise à la disposition du Bénéficiaire dès que raisonnablement possible. Le Bénéficiaire comprend que, de temps à autre, des informations supplémentaires relatives au Plan peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Cependant, sur demande, la Société traduira en français les documents relatifs au Plan dès que raisonnablement possible.

Data Privacy. This provision supplements the Data Privacy Provisions for All Employees paragraph in this Appendix:

The Optionee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Optionee further authorizes the Company, the Employer and/or any other Subsidiary to disclose and discuss the Plan with their advisors. The Optionee further authorizes the Company and the Employer to record such information and to keep such information in the Optionee’s employee file. The Optionee acknowledges and agrees that the Optionee’s personal information, including sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the United States. If applicable, the Optionee also acknowledges that the Company, the Employer, MSSB, and other parties involved in the administration of the Plan may use technology for profiling purposes and to make automated decisions that may have an impact on the Optionee or the administration of the Plan.

Notifications

Securities Law Information. The Optionee will not be permitted to sell or otherwise dispose of any Ordinary Shares acquired under the Plan within Canada. The Optionee will only be permitted to sell or dispose of any Ordinary Shares under the Plan if such sale or disposal takes place outside Canada on the facilities on which such shares are traded (i.e., the Nasdaq Global Select Market).

CHILE

Notifications

Securities Law Information. The offer of this Share Option constitutes a private offering in Chile effective as of the Grant Date. The offer of this Share Option is made subject to general ruling n° 336 of the Chilean Commission for the Financial Market (“CMF”). The offer refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and, therefore, such securities are not subject to oversight of the CMF. Given that this Share Option is not registered in Chile, the Company is not required to provide public information about this Share Option or the Ordinary Shares in Chile. Unless this Share Option and/or the Ordinary Shares are registered with the CMF, a public offering of such securities cannot be made in Chile.

Información bajo la Ley de Mercado de Valores. La oferta de esta Opción sobre Acciones constituye una oferta privada en Chile, vigente a partir de la Fecha de Otorgamiento. La oferta de esta Opción sobre Acciones se realiza de conformidad con la Resolución de Carácter General n.° 336 de la Comisión para el Mercado Financiero de Chile (“CMF”). La oferta se refiere a valores no inscritos en el registro de valores ni en el registro de valores extranjeros de la CMF y, por lo tanto, no están sujetos a la supervisión de la CMF. Dado que esta Opción sobre Acciones no está registrada en Chile, la Compañía no está obligada a proporcionar información pública sobre esta Opción sobre Acciones ni sobre las Acciones Ordinarias en Chile. A menos que esta Opción sobre Acciones y/o las Acciones Ordinarias estén inscritas en la CMF, no se podrá realizar una oferta pública de dichos valores en Chile.

Exchange Control Information. The Optionee may receive foreign currency abroad as a result of the acquisition of Ordinary Shares and freely decide whether to repatriate such currency to Chile or keep it abroad. However, if the Optionee decides to repatriate proceeds from the sale of Ordinary Shares and/or dividends and the amount of the proceeds to be repatriated exceeds a certain threshold, the Optionee acknowledges that the Optionee must effect such repatriation through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office).

CHINA

Terms and Conditions

The following terms and conditions apply to the Optionee if the Optionee is subject to exchange control restrictions and regulations in China (regardless of the Optionee’s nationality and residency status), including the requirements imposed by the State Administration of Foreign Exchange (the “SAFE”), as determined by the Company in its sole discretion:

Restriction on Sale. Notwithstanding the Plan and any other provision of the Agreement to the contrary, the Optionee will not be permitted to sell any Ordinary Shares acquired under the Plan unless and until the necessary approvals have been obtained from the SAFE and remain effective, as determined by the Company in its sole discretion.

Designated Broker. The Optionee acknowledges that all Ordinary Shares acquired under the Plan will be deposited into a designated account established with a broker designated by the Company. The Optionee further acknowledges that the Optionee may not transfer Ordinary Shares out of the account at any time.

Sale of Ordinary Shares. The Optionee acknowledges and agrees that the Company may require the Optionee to sell any Ordinary Shares acquired under the Plan at such time(s) as determined by the Company in its discretion due to local legal and regulatory requirements, as well as the terms of any approval issued by the SAFE (including within a specified period following the Optionee’s termination of employment). Further, the Optionee expressly and explicitly authorizes the Company to issue instructions, on the Optionee’s behalf, to the Company's designated broker or any other brokerage firm and/or third party administrator engaged by the Company to hold any Ordinary Shares and other amounts acquired under the Plan by the Optionee to sell such Ordinary Shares as may be required to comply with the terms of the Company's SAFE approval and/or applicable legal and regulatory requirements. In this regard, the Optionee acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of Ordinary Shares at any particular price.

Repatriation and Other Exchange Control Requirements. The Optionee acknowledges and agrees that he or she will be required to immediately repatriate to China the cash proceeds from the sale of any Ordinary Shares the Optionee acquires under the Plan, as well as any cash dividends paid on such Ordinary Shares, through a foreign disbursement account held by the Company's designated broker to a special exchange control account established by a Subsidiary in China. The Optionee further acknowledges and agrees that any proceeds from the sale of any Ordinary Shares or the receipt of any cash dividends may be transferred to such special account prior to being delivered to the Optionee. In this regard, the Optionee also understands that the proceeds will be delivered to the Optionee as soon as possible, but there may be delays in distributing the funds to the Optionee due to exchange control requirements in China. As proceeds will be paid to the Optionee in either U.S. dollars or Renminbi (at the Company's discretion), the Optionee understands that the Optionee may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this U.S. dollar account. The Optionee agrees to bear any remittance fees charged by banks or other financial institutions to handle the payment of my proceeds from the sale of Ordinary Shares. The Optionee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Administration. The Optionee acknowledges that the Company will not be liable for any costs, fees, lost interest or dividends or other losses the Optionee may incur or suffer resulting from the enforcement of the terms of this Appendix or otherwise from the Company’s operation and enforcement of the Plan and the Agreement in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

COLOMBIA

Terms and Conditions

Nature of Grant. The following provision supplements Paragraph 9 of the Agreement:

The Optionee acknowledges that pursuant to Article 128 of the Colombian Labor Code, the Plan, the Share Option, the underlying Ordinary Shares, and any other amounts or payments granted or realized from participation in the Plan do not constitute a component of the Optionee’s “salary” for any purpose. To this extent, they will not be included and/or considered for purposes of calculating any and all labor benefits, such as legal/fringe benefits, vacations, indemnities, payroll taxes, social insurance contributions or any other labor-related amount which may be payable.

Notifications

Securities Law Information. An offer of Share Options to employees will not be considered a public offering in Colombia provided that it meets the requirements and conditions set forth in Article 6.1.1.1.1 in Decree 2555, 2010. The Ordinary Shares subject to the Share Option have not and will not be registered with the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and therefore the Ordinary Shares may not be offered to the public in Colombia. Nothing in the Agreement should be construed as the making of a public offer of securities in Colombia.

Exchange Control Information. The Optionee must register Ordinary Shares acquired under the Plan, regardless of value, with the Central Bank of Colombia (Banco de la República) as foreign investments held abroad. In addition, all payments related to the liquidation of such investments must be transferred through the Colombian foreign exchange market (e.g., local banks), which includes the obligation of correctly completing and filing the appropriate foreign exchange form (declaración de cambio). The Optionee is responsible for complying with applicable exchange control requirements in Colombia.

DENMARK

Terms and Conditions

Danish Stock Option Act. By accepting the Share Options, the Optionee acknowledges that he or she has received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act, as amended effective January 1, 2019, and is attached hereto as Addendum A.

FINLAND

There are no country-specific provisions.

FRANCE

Terms and Conditions

Language Consent. By accepting the Share Options, the Optionee confirms having read and understood the documents relating to the Share Options which were provided to the Optionee in English.

En acceptant l'attribution d’actions gratuites « Share Options », le Optionee confirme avoir lu et compris les documents relatifs aux Share Options qui ont été communiqués au Optionee en langue anglaise.

Notifications

Type of Award. The Share Options are not granted as “French-qualified” awards and are not intended to qualify for special tax and social security treatment applicable under Sections L. 225-177 to L. 225-186 and Sections L. 22-10-56 to L. 22-10-58 of the French Commercial Code, as amended.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of a certain threshold in connection with the sale of securities (including Ordinary Shares acquired under the Plan) and/or the receipt of dividends paid on securities must be reported to the German Federal Bank (Bundesbank). In addition, the Optionee understands if the Optionee acquires Ordinary Shares with a value in excess of this amount under the Plan or sells Ordinary Shares via a foreign broker, bank or service provider and receive proceeds in excess of this amount, the Optionee must report the payment to the Bundesbank. The report must be filed either electronically using the “General Statistics Reporting Portal” (“Allgemeine Meldeportal Statistik”) available via the Bundesbank’s website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by the Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by the Bundesbank. The Optionee should consult the Optionee’s personal legal advisor to ensure compliance with the applicable reporting requirements.

HONG KONG

Terms and Conditions

Sale of Shares. In the event the Share Option becomes exercisable within six (6) months of the Grant Date, the Optionee agrees not to sell any Ordinary Shares acquired upon exercise of the Share Option prior to the six-month anniversary of the Grant Date.

Notifications

Securities Law Information. Warning: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Hong Kong residents are advised to exercise caution in relation to the offer. If Hong Kong residents are in any doubt about any of the contents of this document, they should obtain independent professional advice. The Share Options and Ordinary Shares acquired under the Plan do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Subsidiaries. The Agreement, the Plan and other incidental communication materials (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for the personal use of each eligible employee of the Company or any Subsidiary and may not be distributed to any other person.

ISRAEL

Terms and Conditions

The following provisions apply if the Optionee was an Israeli tax resident or is otherwise subject to taxation in Israel with respect to the Share Options on the Grant Date:

Capitalized terms used but not defined in these provisions, the Plan, or the Agreement shall have the meanings ascribed to them in the Israeli Sub-Plan to the Plan (the “Israel Sub-Plan”).

Trust Arrangement. The Optionee understands and agrees that the Share Option granted under the Agreement are subject to and in accordance with the terms and conditions of the Plan, the Israel Sub-Plan, the Agreement, and the trust agreement between the Company and the Trustee or any successor trustee (the “Trust Agreement”). In the event of any inconsistencies between the Israel Sub-Plan, the Agreement and/or the Plan, the Israel Sub-Plan will govern.

Type of Grant. The Share Option is intended to qualify for tax treatment in Israel as a 102 Capital Gains Track Grant. Notwithstanding the foregoing, by accepting the Share Option, the Optionee acknowledges that the Company cannot guarantee or represent that the tax treatment under the 102 Capital Gains Track will apply to the Share Option.

By accepting the Share Option, the Optionee: (a) acknowledges receipt of and represents that the Optionee has read and is familiar with the terms and provisions of Section 102, the Plan, the Israel Sub-Plan, and the Agreement; (b) accepts the Share Option subject to all of the terms and conditions of the Agreement, the Plan, the Israel Sub-Plan and Section 102 and the rules promulgated thereunder; and (c) agrees that the Share Option and/or any Shares issued in connection therewith, will be registered for the benefit of the Optionee in the name of the Trustee as required to qualify under the 102 Capital Gains Track. The Optionee further acknowledges and agrees that the Share Options and any Ordinary Shares issued upon exercise thereof shall be deposited with the Trustee, or shall be subject to a supervisory trustee arrangement approved by the ITA for the Trustee, in order to comply with the requirements of the 102 Capital Gains Track.

The Optionee hereby undertakes to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the Plan or any Share Option granted thereunder. The Optionee agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with Section 102 and the ITO.

Electronic Delivery and Acceptance. The following provision supplements Paragraph 18 of the Agreement:

To the extent required pursuant to Israeli tax law and/or by the Trustee, the Optionee consents and agrees to deliver hard-copy written notices and/or actual copies of any notices or confirmations provided by the Optionee related to the Optionee’s participation in the Plan. If the Optionee resides in Israel and has not already signed an Israeli consent in connection with grants made under the Plan, then the Optionee must sign and deliver a copy of any Israeli consent provided by the Company or the Trustee within 90 days of the Grant Date to: franklin.collazco@beonemed.com or such other address specified by the Company. If the Company, its Subsidiary in Israel, or the Trustee do not receive the signed Israeli consent within 90 days of the Grant Date, the Company may cancel the Share Options, in which case the Share Options will become null and void.

The following provision will apply if the Optionee was not an Israeli tax resident on the Grant Date or if the Share Option does not qualify as a 102 Capital Gains Track Grant:

Required Sale of Ordinary Shares. The Optionee agrees that, at the Company’s discretion and instruction, any or all of the Ordinary Shares issued upon exercise of the Share Option may be immediately sold for tax compliance purposes. The Optionee’s acceptance of the Share Option constitutes the Optionee’s instruction and authorization to the Company and MSSB to assist with such sale of the Ordinary Shares on the Optionee’s behalf. The Company and MSSB are under no obligation to arrange for such sale at any particular price. In the event of such sale of the Ordinary Shares, the Optionee shall receive the cash proceeds from the sale, less any brokerage fees or other costs of sale and subject to fulfillment of any applicable Tax-Related Items. If Ordinary Shares issued upon the exercise of the Share Option are not immediately sold, the Optionee acknowledges that the Optionee is required to maintain the Ordinary Shares in an account with MSSB until the Ordinary Shares are sold through MSSB and applicable Tax-Related Items obligations are met.

Notifications

Securities Law Information. This grant does not constitute a public offering under the Securities Law, 1968.

ITALY

Terms and Conditions

Plan Document Acknowledgement. By accepting the Share Option, the Optionee acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

The Optionee further acknowledges that he or she has read and specifically and expressly approves the following clauses in the Agreement: Paragraph 1: Exercisability Schedule; Paragraph 6: Responsibility for Taxes; Paragraph 9: Nature of Grant; Paragraph 14: Choice of Law; Paragraph 15: Venue; Paragraph 17: Imposition of Other Requirements; Paragraph 18: Electronic Delivery and Acceptance; and the Data Privacy Provisions for all Employees set forth above in this Appendix.

JAPAN

Notifications

Exchange Control Information. If the payment amount to purchase Ordinary Shares in one transaction exceeds a certain threshold, the Optionee must file a Payment Report with the Ministry of Finance (through the Bank of Japan or the bank through which the payment was effected). If the payment amount to purchase Ordinary Shares in one transaction exceeds a certain threshold, the Optionee must file a Securities Acquisition Report, in addition to a Payment Report, with the Ministry of Finance (through the Bank of Japan).

KOREA

Notifications

Exchange Control Information. If the Optionee sells Ordinary Shares acquired under the Plan and/or receives cash dividends on the Ordinary Shares, the Optionee may be required to file a report with a Korean foreign exchange bank if the proceeds exceed USD 5,000 (per transaction) and are deposited into a non-Korean bank account. The Optionee acknowledges that the Optionee is solely responsible for complying with any applicable exchange control reporting obligations in Korea and understands that the Optionee should consult with a personal legal advisor to ensure compliance with any exchange control regulations applicable to any aspect of the Optionee’s participation in the Plan.

MALAYSIA

Notifications

Director Notification Obligation. If the Optionee is a director of a Malaysian Subsidiary, the Optionee is subject to certain notification requirements under the Malaysian Companies Act 2016. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when the Optionee receives or disposes of an interest (e.g., the Share Option or Ordinary Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

MEXICO

Terms and Conditions

Acknowledgement of the Agreement. By accepting the Share Option, the Optionee acknowledges that he or she has received a copy of the Plan and the Agreement, including this Appendix, which he or she has reviewed. The Optionee further acknowledges that he or she accepts all the provisions of the Plan and the Agreement, including this Appendix. The Optionee also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in the “Nature of Grant” paragraph of the Agreement, which clearly provide as follows:

(1)	the Optionee’s participation in the Plan does not constitute an acquired right;

(2)	the Plan and the Optionee’s participation in it are offered by the Company on a wholly discretionary basis;

(3)	the Optionee’s participation in the Plan is voluntary; and

(4)	the Company and any of its Subsidiaries are not responsible for any decrease in the value of any Ordinary Shares acquired under the Plan.

Labor Law Acknowledgement and Policy Statement. By accepting the Share Option, the Optionee acknowledges that the Company, with registered offices at c/o BeOne Medicines I GmbH, Aeschengraben 27, 4051 Basel, Switzerland, is solely responsible for the administration of the Plan. The Optionee further acknowledges that his or her participation in the Plan, the grant of the Share Option and any acquisition of Ordinary Shares under the Plan do not constitute an employment relationship between the Optionee and the Company because the Optionee is participating in the Plan on a wholly commercial basis. Based on the foregoing, the Optionee expressly acknowledges that the Plan and the benefits that he or she may derive from participation in the Plan do not establish any rights between the Optionee and the Employer and do not form part of the employment conditions and/or benefits provided by the Employer, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Optionee’s employment.

The Optionee further understands that his or her participation in the Plan is the result of a unilateral and discretionary decision of the Company and, therefore, the Company reserves the absolute right to amend and/or discontinue the Optionee’s participation in the Plan at any time, without any liability to the Optionee.

Finally, the Optionee hereby declares that he or she does not reserve to him or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that he or she therefore grants a full and broad release to the Company, its Subsidiaries, branches, representation offices, shareholders, officers, agents or legal representatives, with respect to any claim that may arise.

Spanish Translation

Reconocimiento del Acuerdo. Al aceptar la Opción de Compartir, el Beneficiario reconoce que ha recibido una copia del Plan y el Acuerdo, incluido este Apéndice, que ha revisado. El Beneficiario reconoce además que acepta todas las disposiciones del Plan y el Acuerdo, incluido este Apéndice. El Beneficiario también reconoce que ha leído y aprueba específica y expresamente los términos y condiciones establecidos en el párrafo “Naturaleza de la Subvención” del Acuerdo, que establece claramente lo siguiente:

(1)	la participación del Beneficiario en el Plan no constituye un derecho adquirido;

(2)	el Plan y la participación del Beneficiario en él es ofrecido por la Compañía de manera completamente discrecional;

(3)	la participación del Beneficiario en el Plan es voluntaria; y

(4)	la Compañía y sus Subsidiarias no son responsables por ninguna disminución en el valor de las Acciones Ordinarias adquiridas en virtud del Plan.

Reconocimiento del Derecho Laboral y Declaración de la Política. Al aceptar la Opción de Compartir, el Beneficiario reconoce que la Compañía, con domicilio social en c/o BeOne Medicines I GmbH, Aeschengraben 27, 4051 Basel, Suiza, es la única responsable de la administración del Plan. El Beneficiario reconoce además que su participación en el Plan, la concesión de Opción de Compartir y cualquier adquisición de Acciones Ordinarias bajo el Plan no constituyen una relación laboral entre el Beneficiario y la Compañía porque el Beneficiario participa en el Plan de manera base totalmente comercial. Con base en lo anterior, el Beneficiario reconoce expresamente que el Plan y los beneficios que pueda derivar de la participación en el Plan no establecen derecho alguno entre el Beneficiario y el Empleador y no forman parte de las condiciones y/o beneficios laborales. proporcionado por el Empleador, y cualquier modificación del Plan o su terminación no constituirá un cambio o deterioro de los términos y condiciones de empleo del Beneficiario.

Además, el Beneficiario comprende que su participación en el Plan es el resultado de una decisión discrecional y unilateral de la Compañía, por lo que la misma se reserva el derecho absoluto de modificar y/o suspender la participación del Beneficiario en el Plan en cualquier momento, sin responsabilidad alguna del Beneficiario.

Finalmente, el Beneficiario manifiesta que no se reserva acción o derecho alguno que origine una demanda en contra de la Compañía, por cualquier indemnización o daño relacionado con las disposiciones del Plan o de los beneficios otorgados en el mismo, y en consecuencia el Beneficiario libera de la manera más amplia y total de responsabilidad a la Compañía, sus Subsidiarias, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.

Notifications

Securities Law Information. The Share Option and any Ordinary Shares acquired under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, Agreement and any other document relating to the Share Option may not be publicly distributed in Mexico. These materials are addressed to the Optionee because of his or her existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but rather a private placement of securities addressed specifically to individuals who are present employees made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

NETHERLANDS

There are no country-specific provisions.

NEW ZEALAND

Notifications

Securities Law Information. The Optionee is being offered a Share Option which, if vested, will entitle the Optionee to acquire Ordinary Shares in accordance with the terms of the Agreement and the Plan. The Ordinary Shares, if issued, will give the Optionee a stake in the ownership of the Company. The Optionee may receive a return if dividends are paid.

If the Company runs into financial difficulties and is wound up, the Optionee will be paid only after all creditors and holders of preference shares (if any) have been paid. The Optionee may lose some or all of the Optionee’s investment, if any.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, the Optionee may not be given all the information usually required. The Optionee will also have fewer other legal protections for this investment. The Optionee is advised to ask questions, read all documents carefully, and seek independent financial advice before committing.

The Ordinary Shares (in the form of ADSs) are quoted on the Nasdaq Global Select Market. This means that if the Optionee acquires Ordinary Shares under the Plan, the Optionee may be able to sell the Ordinary Shares on the Nasdaq Global Select Market if there are interested buyers. The Optionee may get less than the Optionee invested. The price will depend on the demand for the Ordinary Shares.

For information on risk factors impacting the Company’s business that may affect the value of the Ordinary Shares, the Optionee should refer to the risk factors discussion on the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at www.beonemedicines.com

NORWAY

There are no country-specific provisions.

POLAND

Notifications

Exchange Control Information. Polish residents holding foreign securities (including Ordinary Shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds a certain threshold. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland. In addition, transfers of funds into and out of Poland in excess of a certain threshold (or a different threshold if such a transfer of funds is connected with the business activity of an entrepreneur) must be made via a bank account held at a bank in Poland. Polish residents are required to store all documents related to any foreign exchange transactions for a period of five years. The Optionee understands that the Optionee is responsible for complying with all applicable exchange control regulations.

PORTUGAL

Terms and Conditions

Language Consent. The Optionee hereby expressly declares that the Optionee has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Agreement.

Conhecimento da Lingua. A Outorgada declara expressamente que possui pleno conhecimento da língua inglesa e leu, compreendeu e aceitou e concordou integralmente com os termos e condições estabelecidos no Plano e Contrato.

Notifications

Exchange Control Information. If the Optionee is a resident of Portugal and receives Ordinary Shares, the acquisition of such Ordinary Shares should be reported to the Banco de Portugal for statistical purposes. If the Ordinary Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report to the Banco de Portugal. If the Ordinary Shares are not deposited with a commercial bank, broker or financial intermediary in Portugal, the Optionee will be responsible for submitting the report to the Banco de Portugal.

ROMANIA

Terms and Conditions

Language Consent. By participating in the Plan, the Optionee acknowledges that the Optionee is proficient in reading and understanding English and fully understands the terms of the documents related to the Optionee’s participation (the Plan and the Agreement), which were provided in the English language. The Optionee accepts the terms of those documents accordingly.

Consimtamant cu privire la limba. Prin participarea la Plan, Beneficiarul recunoaște că Beneficiarul este competent în citirea și înțelegerea limbii engleze și înțelege pe deplin termenii documentelor legate de participarea Beneficiarul (Planul și Acordul), care au fost furnizate în limba engleză. Beneficiarul acceptă termenii acelor documente în consecință.

Notifications

Exchange Control Information. The Optionee is generally not required to seek authorization from the National Bank of Romania to participate in the Plan or to open and operate a foreign bank account to receive any proceeds under the Plan. However, if the Optionee acquires 10% or more of the registered capital of a non-resident company, the Optionee must file a report with the National Bank of Romania (NBR) within 30 days from the date such ownership threshold is reached. This is a statutory requirement, but it does not trigger the payment of fees to NBR.

Any transfer of funds exceeding a certain amount (whether via one transaction or several transactions that appear to be linked to each other) must be reported to the National Office for Prevention and Control of Money Laundering on specific forms by the relevant bank or financial institution. If the Optionee deposits proceeds from the sale of Ordinary Shares in a bank account in Romania, the Optionee may be required to provide the Romanian bank assisting with the transaction with appropriate documentation explaining the source of the income.

SAUDI ARABIA

Notifications

Securities Law Information. The Agreement and related Plan documents may not be distributed in Saudi Arabia except to such persons as are permitted under the Offers of Securities and Continuing Obligations issued by the Capital Market Authority.

The Capital Market Authority does not make any representation as to the accuracy or completeness of the Agreement, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of the Agreement. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If the Optionee does not understand the contents of the Agreement, the Optionee should consult an authorized financial adviser.

SINGAPORE

Terms and Conditions

Restrictions on Sale and Transferability. The Optionee hereby agrees that any Ordinary Shares acquired pursuant to the Share Options will not be sold or offered for sale in Singapore, unless such sale or offer is made: (i) after six (6) months from the Grant Date, (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or (iii) pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

Notifications

Securities Law Information. The grant of the Share Options is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA, under which it is exempt from the prospectus and registration requirements under the SFA and is not made with a view to the Ordinary Shares being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification Obligation. The directors (including alternative directors, substitute directors and shadow directors1) of a Singaporean Subsidiary are subject to certain notification requirements under the Singapore Companies Act.  The directors must notify the Singaporean Subsidiary in writing of an interest (e.g., the Award or Ordinary Shares) in the Company within two (2) business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon exercise of the Share Options or when Ordinary Shares acquired under the Plan are subsequently sold), or (iii) becoming a director.

SOUTH AFRICA

Notifications

Securities Law Information. The documents listed below are available for the Optionee’s review on the Company’s website at www.beonemedicines.com and the Company’s intranet:

1.	The Company’s most recent annual financial statements; and

2.	The Company’s most recent Plan prospectus.

A copy of the above documents will be sent to the Optionee free of charge on written request to Frank Collazo at franklin.collazo@beonemed.com.

The Optionee should carefully read the materials provided before making a decision whether to participate in the Plan. In addition, the Optionee should contact his or her tax advisor for specific information concerning the Optionee’s personal tax situation with regard to Plan participation.

Exchange Control Information. Under current South African exchange control regulations, if the Optionee is a South African resident, the Optionee may invest a maximum of ZAR 11,000,000 per annum in offshore investments, including in Ordinary Shares.  The first ZAR 1,000,000 annual discretionary allowance requires no prior authorization.  The next ZAR 10,000,000 requires tax clearance.  This limit does not apply to non-resident employees and does not apply to Share Options that are exercised using a cashless method.  It is the Optionee's responsibility to ensure that the Optionee does not exceed this limit and obtains the necessary tax clearance for remittances exceeding ZAR 1,000,000.  This limit is a cumulative allowance; therefore, the Optionee's ability to remit funds to exercise Share Options will be reduced if the Optionee's foreign investment limit is utilized to make a transfer of funds offshore that is unrelated to the Plan.  If the ZAR 11,000,000 limit will be exceeded as a result of a Share Option exercise pursuant to the Plan, the Optionee will be required to immediately sell the Ordinary Shares at exercise and repatriate the proceeds to South Africa.  If the ZAR 11,000,000 limit is not exceeded, the Optionee will not be required to immediately repatriate the sale proceeds to South Africa.

1 A shadow director is an individual who is not on the board of directors of a company but who has sufficient control so that the board of directors acts in accordance with the “directions or instructions” of the individual.

The Optionee is solely responsible for obtaining any necessary South African exchange control approval and neither the Company nor the Employer will be responsible for obtaining exchange control approval on the Optionee's behalf.  Furthermore, in the event the Optionee acquires Ordinary Shares without any necessary exchange control approval, neither the Company nor the Employer will be liable in any way for any resulting fines or penalties.

SPAIN

Terms and Conditions

Labor Law Acknowledgment. The following provision supplements Paragraph 9 of the Agreement:

By accepting the Share Option, the Optionee acknowledges that the Optionee consents to participation in the Plan and has received a copy of the Plan.

The Optionee understands that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant this Share Option under the Plan to individuals who may be employees of the Company and its Subsidiaries throughout the world. This is a limited decision that is entered into upon the express assumption and condition that (i) any grant will not economically bind the Company, the Employer or any Subsidiary on an ongoing basis, other than as expressly set forth in the Plan the and the Agreement, (ii) this Share Option and any underlying Ordinary Shares shall not become part of any employment contract or other service contract (whether with the Company, the Employer or any other Subsidiary) and shall not be considered a mandatory benefit or salary for any purposes (including severance compensation), or any other right whatsoever, and (iii) except as set forth in the Agreement, this Share Option shall cease vesting upon termination of employment, as detailed below.

Except as set forth in the Agreement, a termination of employment for any reason (including for the reasons listed below) will automatically result in the forfeiture of any unvested Share Option. In particular, the Optionee understands and agrees that the Option will be forfeited without entitlement to the underlying Ordinary Shares or to any amount as indemnification in the event of a termination of employment prior to vesting by reason of, including, but not limited to, resignation, disciplinary dismissal with or without cause, individual or collective layoff with or without cause, material modification of employment under Article 41 of the Worker’s Statute, relocation under Article 40 of the Worker’s Statute, Article 50 of the Worker’s Statute, Article 10.3 of Royal Decree 1382/1985 and unilateral withdrawal by the Employer.

In addition, the Optionee understands that this offer would not be made but for the assumptions and conditions referred to above; thus, the Optionee acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Share Option shall be null and void.

Notifications

Securities Law Information. The Share Option does not qualify under Spanish regulations as securities. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. The Optionee is required to electronically declare to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the securities held in such accounts (including Ordinary Shares acquired under the Plan) if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds a certain threshold.

Different thresholds and deadlines to file this declaration apply. However, if neither such transactions during the immediately preceding year nor the balances / positions as of December 31 exceed a certain threshold, no such declaration must be filed unless expressly required by the Bank of Spain.  If any of such thresholds were exceeded during the current year, the Optionee may be required to file the relevant declaration corresponding to the prior year; however, a summarized form of declaration may be available. The Optionee should consult with a personal legal advisor to ensure compliance with applicable exchange control reporting requirements.

SWEDEN

Terms and Conditions

Responsibility for Taxes. The following provision supplements Paragraph 6 of the Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for any Tax-Related Items as set forth in Paragraph 6 of the Agreement, by accepting the grant of the Share Options, the Optionee authorizes the Company and/or the Employer to withhold or sell Ordinary Shares otherwise deliverable to the Optionee upon exercise in order to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer has an obligation to withhold such Tax-Related Items.

SWITZERLAND

Notifications

Securities Law Information. Neither this document nor any materials relating to the Ordinary Shares (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services, as amended from time to time (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or one of its Subsidiaries, or (iii) been or will be filed with, approved or supervised by any Swiss reviewing body according to Article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Supervisory Authority (FINMA).

TAIWAN

Notifications

Securities Law Information. The offer of participation in the Plan is available only for employees of the Company and any Subsidiary. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information. The Optionee understands and acknowledges that the Optionee may acquire and remit foreign currency (including proceeds from the sale of Ordinary Shares of the Company) into Taiwan up to a certain threshold per year. The Optionee further understands that if the transaction amount is a certain threshold or more in a single transaction, the Optionee must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank. The Optionee acknowledges that the Optionee should consult his or her personal legal advisor to ensure compliance with applicable exchange control laws in Taiwan.

THAILAND

Notifications

Exchange Control Information. It is the Optionee’s responsibility to comply with all exchange control regulations in Thailand. The Optionee is required to immediately repatriate the proceeds from the sale of Ordinary Shares or the receipt of dividends to Thailand if the proceeds realized in a single transaction exceed a certain threshold (currently US$1,000,000), unless the Optionee can rely on an applicable exemption (e.g., where the funds will be used offshore for any permissible purposes under exchange control regulations and the relevant form and supporting documents have been submitted to a commercial bank in Thailand). Any foreign currency repatriated to Thailand must either be converted to Thai Baht or deposited into a foreign currency deposit account within 360 days of repatriation. Any foreign currency repatriated to Thailand must be reported to the Bank of Thailand on a Foreign Exchange Transaction Form through the bank at which the Optionee deposits or converts the proceeds.

TURKEY

Notifications

Securities Law Information. Under Turkish law, the Optionee is not permitted to sell any Ordinary Shares acquired under the Plan in Turkey. The Shares are currently traded on the Nasdaq Global Select Market, which is located outside Turkey, under the ticker symbol “ONC” and the Ordinary Shares may be sold through this exchange.

Financial Intermediary Obligation. The Optionee acknowledges that any activity related to investments in foreign securities (e.g., the sale of Ordinary Shares) should be conducted through a bank or financial intermediary institution licensed by the Turkey Capital Markets Board and should be reported to the Turkish Capital Markets Board. The Optionee is solely responsible for complying with this requirement and should consult with a personal legal advisor for further information regarding any obligations in this respect.

UNITED ARAB EMIRATES

Notifications

Securities Law Information. The Share Options are granted under the Plan only to select employees of the Company and its Subsidiaries and are in the nature of providing employee equity incentives in the United Arab Emirates (“UAE”). The Plan and the Agreement are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If the Optionee does not understand the contents of the Plan and the Agreement, the Optionee should consult an authorized financial adviser.

The Emirates Securities and Commodities Authority and the Central Bank have no responsibility for reviewing or verifying any documents in connection with the Plan. No other UAE authority or governmental agency has approved the Plan or the Agreement or taken any steps to verify the information set out herein, nor has any responsibility for such documents.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following provisions supplement Paragraph 6 of the Agreement:

Without limitation to Paragraph 6 of the Agreement, the Optionee agrees that the Optionee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Optionee also agrees to indemnify and keep indemnified the Company or the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Optionee’s behalf.

Notwithstanding the foregoing, if the Optionee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply if the indemnification can be viewed as a loan. In such case, if the amount of any income tax due is not collected from or paid by the Optionee within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income taxes may constitute a benefit to the Optionee on which additional income tax and national insurance contributions (“NICs”) may be payable. The Optionee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Employer, as applicable, any employee NICs due on this additional benefit, which the Company or the Employer may collect from the Optionee by any of the means referred to in Paragraph 6 of the Agreement.

URUGUAY

Terms and Conditions

Knowledge of Language. The Optionee expressly declares that the Optionee has full knowledge of English and that the Optionee read, understood and freely accepted the terms and conditions established in the Plan.

Conocimiento de Idioma. El Beneficiario (“Optionee”) declara expresamente que tiene pleno conocimiento del idioma inglés y que ha leído, comprendí y libremente acepté los términos y condiciones establecidas en el Plan.

Addendum A

SPECIAL NOTICE FOR EMPLOYEES IN DENMARK

EMPLOYER STATEMENT

Pursuant to Section 3(1) of the Danish Act on the Use of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships, as amended with effect from January 1, 2019 (the “Stock Option Act”), the Optionee is entitled to receive the following information regarding the Share Option (the “Option”) granted to the Optionee by BeOne Medicines Ltd. (the “Company”) under the BeOne Medicines Ltd. 2016 Share Option and Incentive Plan (the “Plan”) in a separate written statement (the “Employer Statement”).

This Employer Statement contains information applicable to the Optionee’s participation in the Plan, as required under the Stock Option Act, while the other terms and conditions of the Option are described in detail in the Global Non-Qualified Share Option Agreement for Employees (the “Agreement”) and the Plan, both of which have been made available to the Optionee.

Capitalized terms used but not defined herein shall have the same meanings given to them in the Plan or the Agreement, as applicable.

1.	Grant Date

The Grant Date of the Option is the date that the Administrator approved a grant for the Optionee and determined it would be effective, which is set forth in the Agreement.

2.	Terms or conditions for grant of the Option

The grant of an Option under the Plan is made at the sole discretion of the Company. Employees of the Company and its Subsidiaries are eligible to receive grants under the Plan. The Administrator has broad discretion to determine who will receive an Option and to set the terms and conditions of the Option. The Company may decide, in its sole discretion, not to grant Options to the Optionee in the future. Under the terms of the Plan and the Agreement, the Optionee has no entitlement or claim to receive future grants of Options.

3.	Exercise date or period

The Option will vest and become exercisable as set forth in the Agreement. The Option will remain exercisable until it has been exercised or the Expiration Date. In no event can the Option be exercised after the Expiration Date.

4.	Exercise price

During the exercise period, the Option can be exercised to purchase Ordinary Shares at a price determined by the Administrator and set forth in the Agreement, which may not be less than the Fair Market Value of Ordinary Shares on the date the Option is granted, as determined in accordance with the Plan.

5.	Optionee’s rights upon termination of employment

The treatment of the Option upon termination of employment will be determined in accordance with the termination provisions of the Agreement, which are summarized immediately below. In the event of a conflict between the terms of the Agreement and the summary below, the terms set forth in the Agreement will govern the Option.

If the Optionee's employment or service with the Company group is terminated, the unvested Options will be forfeited (except if the Optionee's employment or service with the Company group is terminated by reason of death or Disability, in which case the unvested Options will become fully vested). Any vested Options will cease to be exercisable following a period of time as set forth in the Agreement.

6.	Financial aspects of participating in the Plan

The grant of the Option has no immediate financial consequences for the Optionee. The value of the Option is not taken into account when calculating severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments.

Ordinary Shares are financial instruments and investing in shares will always have financial risk. The future value of the Ordinary Shares is unknown and cannot be predicted with certainty.

BeOne Medicines Ltd.

SÆRLIG MEDDELELSE TIL

MEDARBEJDERE I DANMARK ARBEJDSGIVERERKLÆRING

I henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret til aktier m.v. i ansættelsesforhold som ændret med virkning fra 1. januar 2019 (“Aktieoptionsloven”) er Optionsmodtager berettiget til i en særskilt skriftlig erklæring (“Arbejdsgivererklæringen”) at modtage følgende oplysninger om den Share Option (“Optionen”), som Optionsmodtager har fået tildelt af BeOne Medicines Ltd. (“Selskabet”) i henhold til BeOne Medicines Ltd. 2016 Share Option and Incentive Plan (“Planen”).

Denne Arbejdsgivererklæring indeholder oplysninger, som gælder for Optionsmodtagers deltagelse i Planen, og som er krævet i henhold til Aktieoptionsloven. De øvrige kriterier og betingelser for Optionen er nærmere beskrevet i Global Non-Qualified Share Option Agreement for Employees (“Aftalen”) og i Planen, som begge er gjort tilgængelige for Optionsmodtager.

Begreber, der står med stort begyndelsesbogstav i denne Arbejdsgivererklæring, men som ikke er defineret heri, har den i Planen eller Aftalen anførte betydning.

1.	Tildelingstidspunkt

Tildelingstidspunktet for Optionen er den dato, hvor Administratoren godkendte en tildeling til Optionsmodtager og besluttede, at tildelingen skulle træde i kraft, hvilken dato er anført i Aftalen.

2.	Kriterier eller betingelser for tildelingen af Optionen

Tildelingen af en Option i henhold til Planen sker efter Selskabets eget skøn. Medarbejdere i Selskabet og dets Datterselskaber er berettigede til at modtage tildelinger i henhold til Planen. Administratoren har vide beføjelser til at bestemme, hvem der skal modtage en Option, samt til at fastsætte betingelserne for Optionen. Selskabet kan frit vælge fremover ikke at tildele Optioner til Optionsmodtager. I henhold til bestemmelserne i Planen og Aftalen har Optionsmodtager ikke hverken ret til eller krav på fremover at få tildelt Optioner.

3.	Udnyttelsestidspunkt eller -periode

Optionen modnes og vil kunne udnyttes som fastsat i Aftalen. Optionen vil forblive udnyttelig, indtil den er blevet udnyttet eller Udløbsdatoen. Optionen kan under ingen omstændigheder udnyttes efter Udløbsdatoen.

4.	Udnyttelseskurs

Optionen kan i udnyttelsesperioden udnyttes til at købe Ordinære Aktier til en af Administratoren fastsat kurs som anført i Aftalen. Kursen skal som minimum svare til Markedskursen for Ordinære Aktier på datoen for tildeling af Optionen som fastsat i henhold til Planen.

5.	Optionsmodtagers retsstilling i forbindelse med fratræden

I tilfælde af din fratræden vil Optionen blive behandlet i overensstemmelse med ophørsbestemmelserne i Aftalen, der er opsummeret nedenfor. Såfremt der er uoverensstemmelse mellem bestemmelserne i Aftalen og nedenstående opsummering, er det Aftalens bestemmelser, der er gældende.

I tilfælde af ophør af Optionsmodtagers ansættelses- eller tjenesteforhold i Selskabskoncernen fortabes eventuelle umodnede Optioner (undtagen hvis Optionsmodtagers ansættelses- eller tjenesteforhold i Selskabskoncernen opsiges på grund af død eller handicap, i hvilket tilfælde de ikke-optjente optioner vil blive fuldt optjente). Eventuelle modnede Optioner vil efter udløb af en i Aftalen anført periode ikke længere kunne udnyttes.

6.	Økonomiske aspekter ved deltagelse i Planen

Tildelingen af Optionen har ingen umiddelbare økonomiske konsekvenser for Optionsmodtager. Værdien af Optionen indgår ikke i beregningen af fratrædelsesgodtgørelser, bonusbetalinger, feriepenge, anciennitetsgodtgørelser, pensionsydelser, sociale ydelser eller andre lignende betalinger.

Ordinære Aktier er finansielle instrumenter, og investering i aktier vil altid være forbundet med en økonomisk risiko. Den fremtidige værdi af Ordinære Aktier kendes ikke og kan ikke forudsiges med sikkerhed.

BeOne Medicines Ltd.